Exhibit 99.1

Hamptons Luxury Homes Reports 2006 Results

Company Says Awards and Commitments for Work to Be Completed by May 2008 Already Total $8.3 million

Bridgehampton, NY (date) – Hamptons Luxury Homes, Inc. (OTCBB:HLXH), a nationally-recognized builder of custom luxury homes and ultra-luxury estate homes, today announced that for the year ending 2006, revenues were $4,557,941 with a net loss of ($176,581) or less than ($.01) per share.  This compared to revenue for 2005 of $8,359,456 with net income of $1,541,677 or $.03 per share.

Roy Dalene, President of Hamptons Luxury Homes, Inc. further explained:  “A large portion of management’s resources and time was spent on the merger and transitioning a private company into a public company. Management regained its focus on marketing and sales and we project an increase in revenues and income in 2007 compared to 2006 due to contracts we presently have in place.

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The company stated that it has increased its marketing efforts including the launch of a unique sales referral program that utilizes the sales agents and brokers in the real estate firms as its sales force.  To date the company has executed agreements with four real estate firms that combined have approximately 3,530 brokers and sales agents.

“The results of this program, along with our meetings with architectural firms that serve this market have resulted in the awarding of bids and commitments for $8.3 million of work with a backlog that is projected to complete in May 2008.  We are currently bidding on an additional $10,994,340 or work and are in discussions with potential clients that could bring another $10.9 million of work to the firm”, as set forth in the Company’s 10-KSB, Annual Report.

The company also said that it has launched its Property Maintenance Program.  “Owners of homes in the Hamptons have made investments that historically appreciate approximately 10 percent or more annually as long as that home is properly maintained,” explained Roy Dalene.  “Yet, many of these homeowners are only in those homes on weekends primarily during the summer season.  We found in conversations with our clients that they spent a great amount of that time meeting with a variety of service providers for property maintenance because the market is highly fragmented.  As a result, Telemark Service & Maintenance the company’s other wholly-owned subsidiary has launched an integrated property maintenance program to provide service and maintenance on a comprehensive contract basis.”

Dalene notes that this is a natural extension for Telemark in that the company already has relationships with many of these individuals and can carry out a “one contract, one call, one check, one comprehensive plan” program for the owners.  “This is another strategy of our focus on increasing a recurring revenue stream for the company,” explained Dalene, who noted that the company believes this is the first time a formal comprehensive property maintenance program has been developed and rolled out in the Hamptons.

“We believe that much of the foundational work already laid this year will enable us to substantially increase revenues and income for Hamptons Luxury Homes in the coming years.  We still intend to pursue acquisitions of similarly-situated and respected ultra-luxury home builders in other wealthy markets of the United States and implement this model of operation once we establish the model in the Hamptons,” explained Dalene.

Hamptons Luxury Homes (www.hlxhomes.com) is a regional construction services company that builds and maintains custom homes, luxury vacation homes and ultra-luxury estate homes with operations in Bridgehampton, New York. Hamptons Luxury Homes’ wholly owned subsidiary, Telemark Inc. (“Telemark”) is a nationally recognized and award winning ultra-luxury homebuilder. Telemark was awarded “Custom Builder of the Year” by Custom Builder Magazine in 1998. The Company maintains an industry leading reputation for construction of luxury vacation homes from foundation to completion, with values ranging up to $50 million.  Hamptons Luxury Homes combines the most innovative methods of ultra-high quality materials with superb old-world craftsmanship to create the ultimate in luxury homes with outstanding aesthetic appeal.  Already a recognized and well-established entity in the exclusive environs of the Hamptons, New York (through its Telemark subsidiary), the firm plans to expand into similar luxury markets in the United States.

Certain statements in this news release may contain forward-looking information with the meaning of Rule 175 under the Securities Act of 1933 and Rule 3B-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules.  All statements, other than statements of fact, included in this release, including without limitation, statements regarding the potential future plans and objectives of the Corporation, are forward-looking statements that involve risks and uncertainties.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

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